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                                                                 Exhibit (p)(xi)

BENNETT LAWRENCE MANAGEMENT, LLC

CODE OF ETHICS

                                  INTRODUCTION

SECTION I. SCOPE AND PURPOSE

This Code of Ethics applies to and must be read and signed by each person who is a Member, employee, or consultant of Bennett Lawrence Management, LLC (the "Firm" or "Bennett Lawrence").

The objective of this Code of Ethics is to subject all business dealings and securities transactions undertaken by such personnel, whether for clients or for personal purposes, to the highest ethical standards. Bennett Lawrence expects its personnel to premise their conduct on fundamental principles of openness, integrity honesty and trust.

Incorporated within the Code of Ethics is the Policy & Procedures Regarding Trading, Operations & Compliance, including Supervisory Procedures.

SECTION II. STATEMENT OF POLICIES

A. CONFIDENTIALITY

Firm personnel are expected to honor the confidential nature of company and client affairs. Information designated as confidential shall not be communicated outside the Firm, other than to advisers consulted on a confidential basis and shall only be communicated within the Firm on a "need to know" basis. Firm personnel must avoid making unnecessary disclosure of any material nonpublic information about issuers of securities or internal information concerning the Firm and its business relationships and must use such information in a prudent and proper manner in the best interests of Bennett Lawrence and its clients. The Firm has adopted a separate Privacy Policy, with which all Bennett Lawrence personnel are expected to be familiar.

B. LEVEL OF CARE

Personnel are expected to represent the interests of Bennett Lawrence and its clients in an ethical manner and to exercise due skill, care, prudence, and diligence in all business dealings, including but not limited to compliance with all applicable federal securities and other applicable laws and regulations and to avoid illegal activities and other conduct specifically prohibited to its personnel by Bennett Lawrence from time to time. Accordingly, Employees are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client (a) to defraud or mislead a client,
(b) to engage in any act, practice or course of conduct that operates or could operate as a fraud or deceit upon a client, or (d) to engage in any manipulative practice with respect to a client or securities (such as price manipulation).


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The Firm places a high value on ethical conduct and challenges its employees to live up to its ethical ideal, not merely obey the letter of the law.

C. FIDUCIARY DUTIES

Bennett Lawrence is a fiduciary with respect to its clients. As such, all Firm personnel have the following fiduciary duties:

     1. At all times to place the interests of Firm clients before their own and not to take inappropriate advantage of their positions and

     2. To conduct themselves in a manner that will avoid any actual or potential conflict of interest or any abuse of a position of trust and responsibility. Conflicts of interest can arise in many ways. Conflicts of interest may arise where the Firm or its Employees have reason to favor the interests of one client over another client (e.g., larger accounts over smaller accounts, accounts compensated by performance fees over accounts not so compensated, accounts in which employees have made material personal investments, accounts of close friends or relatives of supervised persons). Favoritism of one client over another client that would constitute a breach of fiduciary duty is strictly prohibited.

D. REQUIREMENTS

     Firm personnel are:

     1. Required to familiarize themselves with the Policy Statement on Insider and Improper Trading and comply with the Procedures to Implement the Firm's Policies against Unlawful or Improper Trading incorporated herein.

     2. Prohibited from receiving any gift or other thing of more than de minimis value from any person or entity that does business with Bennett Lawrence or on behalf of any client. Firm personnel are required to report to the Firm all gifts and other benefits received from third parties other than those of a de minimis value of less than $250.00. The Chief Compliance Officer may require that any gift/benefit deemed to have a greater than de minimis value of $250.00 be returned or that the gift giver be compensated (by the employee) for the value of the benefit received. The payment of normal business meals or the provision of tickets to events (such as sporting events, concerts and golf events) where business matters are discussed and where such business or potential business counterparties are present will not be deemed to be "gifts" but are subject to the gift/benefit notification requirement in this section. A gift/benefit notification form is annexed as Appendix A to this Code of Ethics.

     3. Prohibited from serving on the board of directors of any publicly-listed or traded company and from having any other outside business interests, except with the prior authorization of the Managing Member based upon a determination that such service would be


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     consistent with the interests of Bennett Lawrence's clients. Accordingly, every Bennett Lawrence employee needs to seek the approval of the Managing Member in the form of Appendix B annexed to this Code of Ethics in order to engage in business activities outside of his or her employment at Bennett Lawrence. Pre-approval will not be required for outside activities related to charities, non-profit organizations/clubs or civic/trade associations but notification to Bennett Lawrence of such activities is required.

     4. Required to complete a Disciplinary Questionnaire (annexed as Appendix
     C) at the onset of employment and agree to notify the Chief Compliance Officer if such information becomes inaccurate in any way.


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         POLICY & PROCEDURES REGARDING TRADING, OPERATIONS & COMPLIANCE

SECTION III. POLICY STATEMENT ON INSIDER AND IMPROPER TRADING

This Policy Statement must be read and signed by each person who is a Member, employee, or consultant of Bennett Lawrence who:

     1. Makes any securities recommendations;

     2. Participates in determining which securities recommendations shall be made; or

     3. Obtains, in connection with his or her regular function or duties, information concerning which securities are to be recommended, prior to such recommendation actually being made.

All persons described in the preceding sentence are referred to in this Policy Statement as "Employees."

A. POLICY STATEMENT ON INSIDER TRADING

Bennett Lawrence seeks to foster a reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in us by our clients is something to be valued and protected. Accordingly, this Policy Statement implements procedures to deter the misuse of material, nonpublic information in securities transactions.

Bennett Lawrence forbids any Employee from trading on the basis of material nonpublic information, either personally or on behalf of others, including institutional and individual accounts managed by the Firm. This conduct is frequently referred to as "insider trading". The Firm's policy applies to all Employees and extends to activities within and outside their duties at the Firm. EVERY EMPLOYEE MUST READ AND RETAIN THIS POLICY STATEMENT.

The law of insider trading is unsettled; an individual may be legitimately uncertain about the application of this Policy Statement in a particular circumstance. Often, a single question can result in the avoidance of disciplinary action or complex legal problems. Accordingly, any questions regarding the Firm's policy and procedures should be referred immediately to the Firm's Chief Compliance Officer, Ms. Jane H. Fisher, or in her absence the Firm's Managing Member, Mr. Suydam Van Zandt Schreiber. You must immediately notify the Chief Compliance Officer or in her absence the Firm's Managing Member if you have any reason to believe that there has been a violation of this Policy Statement, or that one is about to occur.

The phrase "trading on the basis of material nonpublic information" is defined in Securities and Exchange Commission Rule 10b5-1 to mean trading in the securities of a company when the person making the purchase or sale (whether or not an "insider") is aware of material nonpublic information


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about the security or the company. In the view of the Securities and Exchange
Commission, the awareness standard reflects the common sense notion that a trader who is aware of inside information when making a trading decision inevitably makes use of the information. The communication of material non-public information to others can also lead to an insider trading violation. The U.S. Insider Trading and Securities Fraud Enforcement Act of 1988 imposes a requirement on all investment advisers to establish and enforce written policies and procedures reasonably designed to prevent misuse of material, non-public information.

While the law concerning insider trading is evolving, it is generally understood that the law prohibits:

1) trading by an insider while aware of material nonpublic information, or

2) trading by a non-insider while aware of material nonpublic information, where the information was either disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated (i.e., received subject to a duty of trust or confidence and then utilized for trading purposes), or

3) communicating material nonpublic information to others.

Stated simply, no person to whom this Policy Statement applies may trade, either personally or on behalf of others (such as the accounts managed by Bennett Lawrence), while aware of material, nonpublic information which relates to such security; nor may any of the Firm's personnel communicate such information to others in violation of the law. The following sections review principles important to the Policy Statement.

1. WHO IS AN INSIDER?

The concept of "insider" is broad. It includes officers, directors and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. Temporary insiders can include, among others, a company's attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. The company whose nonpublic information is at issue must expect an outsider to keep the disclosed nonpublic information confidential and the relationship between the outsider and that company must at least imply such a duty before the outsider will be considered an insider.

2. WHAT IS MATERIAL INFORMATION?

Trading on inside information is not a basis for liability unless the information is material. "Material information" generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to influence reasonable investors in determining whether to trade the securities to which the information relates. Information that may be considered material includes,


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but is not limited to:

-    dividend changes

-    earnings results

-    changes in previously released earnings estimates

- write-down of assets or additions to reserves for bad debts or contingent liabilities

-    the expansion or a curtailment of operations

-    new products or discoveries

-    significant merger or acquisition proposals or agreements

-    major litigation

-    liquidity problems

-    extraordinary management developments

-    public offerings

-    changes of debt ratings

-    recapitalizations and other events of comparable significance.

EMPLOYEES SHOULD BE PARTICULARLY CAREFUL WHEN MAKING RECOMMENDATIONS ABOUT PUBLIC COMPANIES WITH WHOM THEY HAVE HAD CONTACT AND OBTAINED INFORMATION WHICH MAY BE NONPUBLIC, AND WHEN TRADING DURING ANY PERIOD OF TENDER OFFER ACTIVITY.

Material information does not have to relate to a company's business. For example, in Carpenter v. U.S., 108 U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal's "Heard on the Street" column and whether those reports would be favorable or not.

3. WHAT IS NONPUBLIC INFORMATION?

Information is "nonpublic" until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing on the Dow Jones "tape", or in Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

4. ARE THERE ANY EXCEPTIONS TO THE BAN ON TRADING WHILE AWARE OF MATERIAL NONPUBLIC INFORMATION?

Rule 10b-5-1 provides two affirmative defenses to a charge that a person has engaged in illegal insider trading while the person was aware of material nonpublic information.

One affirmative defense is available if:


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     (a)  before becoming aware of the information, the trader had entered into a binding contract to purchase or sell the security, provided instructions to another person to execute the trade for the instructing person's account, or adopted a written plan for trading securities;

     (b) the contract, instructions, or plan either: (1) expressly specified the amount, price, and date of the purchase or sale; (2) provided a written formula or algorithm, or computer program, for determining amounts, prices, and dates; or (3) did not permit the person to exercise any subsequent influence over how, when, or whether to effect purchases or sales; provided, in addition, that any other person who did exercise such influence was not aware of the material nonpublic information when doing so;

     (c) the purchase or sale was, in fact, executed without deviation from the provisions of the prior contract, instruction, or plan; and

     (d) the contract, instruction, or plan was entered into in good faith and not as part of a scheme to evade the prohibitions of Rule 10b5-1.

Employees must bear in mind that in order to rely on this affirmative defense the Employee must be able to prove the existence of every element of the affirmative defense described above.

The other affirmative defense is available only to trading parties that are entities, such as Bennett Lawrence, if it can demonstrate that the individual making the investment decision on behalf of the entity was not aware of the material nonpublic information, and that the entity had implemented reasonable policies and procedures to prevent insider trading. This Policy Statement on Insider Trading is intended to conform to that standard.

5. WHAT IS A DUTY OF TRUST OR CONFIDENCE?

Securities and Exchange Commission Rule 10b5-2 sets forth a non-exclusive list of three situations in which a person has a duty of trust or confidence deriving from a personal or family relationship for purposes of the "misappropriation" theory of insider trading liability. The three situations are:

          1)   whenever a person agrees to maintain information in confidence;

          2) when two people have a history, pattern, or practice of sharing confidences such that the recipient of the information knows or reasonably should know that the person communicating the material nonpublic information expects that the recipient will maintain the confidentiality of the information (this is a facts and circumstances test based on the expectation of the parties in light of their overall relationship); and

          3) when a person receives or obtains material nonpublic information from certain enumerated close family members: spouses, parents, children and siblings.

Employees should be aware of the fact that this list is non-exclusive. In other words there are many other type of relationships, business and other, from which a duty of trust or confidence may be inferred.


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6. PENALTIES FOR INSIDER TRADING

Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation.

Penalties include:

     -    civil injunctions

     -    treble damages

     -    disgorgement of profits

     -    jail sentences of up to 10 years

     - fines for the person who committed the violation of to three times the profit gained or loss avoided, whether or not the person actually benefited; and

     - fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

Regardless of whether a government inquiry occurs, Bennett Lawrence views seriously any violation of this Policy Statement. Violations of the Policy Statement on Insider Trading constitute grounds for disciplinary sanctions, including dismissal of the persons involved.

B. POLICY STATEMENT ON IMPROPER PERSONAL TRADING

No securities transaction for an Employee's Affiliated Account, as outlined in
Section IV, will be approved if it appears that the basis for the decision is the activity of a client of the Firm, the concurrent dissemination of significant Firm research which is likely to have an impact on the price of the security at the time of the proposed transaction, or a conflict with Firm research, or trading activity. Additionally, as many securities seem to be the subject of "rumors", any Employee who proposes to trade a security which is the subject of a general "rumor" must also be prepared to explain and document, if asked, an investment rationale for purchasing the security. Transactions in securities wherein the "rumor" source appears to be an "insider" or results from the breach of a confidential or privileged relationship are prohibited. For further clarification, a security is defined as any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate of subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security," or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or


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purchase, any of the foregoing.

"Front-running" is the advance buying or selling with the knowledge of research recommendations to be made, or substantial orders from customers, due to be executed in the market. Front-running gives the Employee substantial advantages over the customer and is therefore prohibited. Employees should be mindful of the fact that when a recommendation is made to a customer in a particular security, personal activity in that security by Employees will be restricted until the client has had an opportunity to act upon the recommendation. Additionally, if any Employee trades in a security and subsequently recommends it to customers, that action may constitute front-running or if any Employee trades in a security at a discounted price and the client pays the full price, that action may constitute scalping. Accordingly, Employees who recommend securities to customers must not execute transactions except as specified in
Section IV of this Code of Ethics.

Violations of this Policy Statement on Improper Personal Trading constitute grounds for trade cancellations and other sanctions, including dismissal of the persons involved if violations are repeated or deemed to be willful.

SECTION IV. PROCEDURES TO IMPLEMENT THE FIRM'S POLICIES AGAINST UNLAWFUL OR
            IMPROPER TRADING

The following procedures have been established to aid Employees of Bennett Lawrence in avoiding insider and improper trading, and to aid the Firm in preventing, detecting and imposing sanctions against insider and improper trading. Every Employee of Bennett Lawrence should follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. If you have any questions about these procedures you should consult the Chief Compliance Officer or in her absence the Managing Member promptly.

1. IDENTIFYING INSIDER INFORMATION

Before trading for yourself or others, including institutional and individual accounts managed by the Firm, in the securities of a company about which you may have potential inside information, ask yourself the following questions:

i. Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities of the company if generally disclosed or would otherwise influence a reasonable investor in determining to trade the securities of the company relating to the information?

ii. Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in The Wall Street Journal or other publications of general circulation or been circulated


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     through other means such as the Dow Jones broad tape?

If, after consideration of the above, you believe that the information is material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should take the following steps in order to protect yourself, our clients and the Firm:

i. Report the matter immediately to the Chief Compliance Officer or in her absence the Managing Member.

ii. Do not purchase or sell the securities for yourself or for any other account, including institutional and individual accounts managed by the Firm.

iii. Do not communicate the information inside or outside the Firm, other than to the Chief Compliance Officer or in her absence the Managing Member.

iv. After the Chief Compliance Officer or in her absence the Managing Member has reviewed the issue, you will be advised whether you will be allowed to trade and communicate the information or if you will be required to continue the prohibitions against trading and communication.

2. PERSONAL SECURITIES TRADING

Client Priority Rule. Personal securities trading that may conflict with the interests of any client is strictly prohibited. Therefore, in addition to strictly avoiding practices of insider trading, as described in detail below, each Employee must give clients of Bennett Lawrence priority on purchases and sales before placing orders for the Employee's Affiliated Accounts. The term "Affiliated Account" includes every account held:

(i) in the Employee's name or otherwise held by the Employee or by others for the Employee's direct or indirect benefit (including those held in retirement plans and other trusts in which the Employee has an interest; those owned by a partnership or limited liability company of which the Employee is a general partner or member; those owned by any corporation which the Employee should regard as a personal holding corporation; and those held in the name of another person if by reason of any arrangement the Employee obtains the opportunity, directly or indirectly, to share in the profits from securities transactions), provided, however, that an account that receives a performance-related fee based upon net capital gains and/or net capital appreciation generated from a portfolio over a period of a year or more does not constitute the opportunity to share in the profits from securities transactions in that portfolio except to the extent that equity securities of one company account for more than 10% of the market value of that portfolio;

(ii) in the name of a member of the Employee's "immediate family" (i.e., spouse, child,


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     stepchild, grandchild, sibling, parent, stepparent, grandparent or in-law, including adoptive relationships) sharing the same household as the Employee; or

(iii) by a trustee or custodian where the Employee or any member of the Employee's immediate family sharing the same household as the Employee has a vested interest in the income or principal of the trust, or if the Employee is a settlor of a trust with respect to which the Employee has the power to revoke the trust without obtaining the consent of all the beneficiaries.

The Client Priority Rule requires that:

(1) You may not purchase or sell (long or short) any securities that (a) you know will be purchased or sold for the account of any client of the Firm within the ensuing 5 days or (b) that have been purchased or sold for the Firm's clients until 2 days after all planned transactions for the Firm's clients have been completed.

(2) You may not knowingly purchase or sell any security, directly or indirectly, in such a way as to adversely affect a client's transaction.

(3) You may not use your knowledge of client transactions to profit personally from the market effect of such transactions (or give such information to a third person who may so profit, except to the extent necessary to effectuate such transactions).

(4) You may not purchase any security in an initial public offering ("IPO") or in a private offering conducted pursuant to Section 4(2) or 4(6) of the Securities Act of 1933, as amended, or Regulation D thereunder, unless and until the Firm has determined that the purchase of such security is not recommended for any client (or if such security is being recommended to one or more clients, that the purchase of additional quantities of such securities by clients is not recommended).

(5) You may not purchase and sell or sell and purchase any given security within a 60 day period (although waivers of this prohibition may be granted by the Chief Compliance Officer and the Managing Member).

Compliance Requirements. In order to insure compliance with parts 1, 2 and 3 of the Client Priority Rule, before an Employee (i) places an order for a trade involving any "Covered Security" (as defined below) for an Affiliated Account,
(ii) enters into a contract with or issues an instruction to another person to purchase or sell a Covered Security for an Affiliated Account, or (iii) adopts a written plan for trading one or more Covered Securities for an Affiliated Account, that Employee must first speak with the Managing Member and Chief Compliance Officer and receive their prior approval of the trade, contract, instruction or plan. In the Managing Member's absence, the Employee must speak with and secure the prior approval of the Chief Compliance Officer and one other Member of Bennett Lawrence. The Chief Compliance Officer must speak with and secure the prior approval of


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the Managing Member and one other Member of Bennett Lawrence or, in the Managing
Member's absence, two other Members of Bennett Lawrence. The Managing Member must first speak with and secure the prior approval of the Chief Compliance Officer and one other Member of Bennett Lawrence. Waivers of the prohibition contained in part 1 of the Client Priority Rule may be granted by the Chief Compliance Officer and Managing Member when the execution of transactions in a security for clients begins within 5 days after an Employee has executed a transaction or transactions in the same security if appropriate preclearance was obtained by the Employee. Waivers may be similarly granted to permit an Employee to commence the execution of transactions in a security before the expiration of 2 days after such time as all of the transactions in such security for clients have been completed.

Each approval of an Employee's trade, contract, instruction or plan will expire at the end of the business day of its issuance. In the event an Employee has not executed an approved transaction during the day, a new approval must be obtained.

The term "Covered Security" includes every type of security except (i) direct obligations of the US Government; (ii) Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and (iii) shares issued by a registered, open-end investment company (not including shares of exchange traded funds) where Bennett Lawrence does not act as the investment adviser.

In order to insure compliance with part 4 of the Client Priority Rule, every order to purchase a security in an IPO or in a private offering for an Affiliated Account of any Employee of Bennett Lawrence (even if the order is not placed by the Employee) must receive prior approval in the manner described in the preceding paragraph.

     A WRITTEN CONFIRMATION IN THE FORM OF A COMPLETED EMPLOYEE BUY/SELL REQUEST (SEE EXHIBIT 4) IS THE FORM OF CONSENT REQUIRED UNDER THIS PROCEDURE. For the purposes of parts 1, 2, 3 and 4 of the Client Priority Rule, Bennett/Lawrence Partners, L.P., Bennett/Lawrence Partners II, L.P., Bennett Lawrence Emerging Growth Fund, L.P., Bennett Lawrence Salus Fund, L.P., Bennett Lawrence Offshore Limited, and Bennett Lawrence Salus Fund (Offshore) Limited are to be treated as client accounts rather than as Affiliated Accounts unless they are in the aggregate, the holders of 10% or more of any class of an equity security, in which case they are to be treated as Affiliated Accounts with respect to the issuer of that security. Also, because Mr. Schreiber, as the managing member of Schreiber Associates, LLC, the managing general partner of the Bennett/Lawrence Partners, L.P, and the general partner of Bennett/Lawrence Partners II, L.P., Bennett Lawrence Emerging Growth Fund, L.P., and Bennett Lawrence Salus Fund, L.P., must review and approve every subscription agreement for limited partnership interests in one of the aforementioned partnerships, for the purposes of part 4 of the Client Priority Rule the subscription agreement will serve as the form of prior approval for the private offering.

     NOTWITHSTANDING ANY PRIOR RECEIPT OF APPROVAL OF A TRANSACTION, THE CHIEF COMPLIANCE OFFICER AND/OR THE MANAGING MEMBER WILL REVIEW ALL SUCH TRANSACTION(S) AT THEIR EARLIEST


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CONVENIENCE, AND THEY RESERVE THE RIGHT TO CANCEL ANY TRANSACTION(S) UPON
REVIEW. After reviewing any transaction where the client and an Employee have effectively traded the same security in close proximity to each other, the Managing Member may determine that in order to avoid even the appearance of impropriety, the Employee transaction must be cancelled or any profits gained or losses avoided may be owed to the client(s) even though all compliance requirements may have been met.

In addition to the foregoing procedure, each Employee of Bennett Lawrence shall cause his or her broker-dealer(s) to send to Bennett Lawrence duplicate confirmations as well as, within 10 days of each calendar quarter end, statements of each of the Covered Securities transactions effected for an Affiliated Account. If an Employee desires confidentiality, the Employee may arrange to have such materials sent directly to the Chief Compliance Officer (in the Chief Compliance Officer's case directly to the Managing Member). As required by SEC Rule 204-2(a)(12) under the Investment Advisers Act of 1940, each confirmation of a Covered Security transaction shall include:

(1)  the name of the security and its ticker symbol or CUSIP number,

(2)  date of the transaction,

(3)  quantity,

(4)  nature of transaction (i.e. purchase, sale, exchange, etc.),

(5)  price, and

(6)  broker-dealer through which the transaction was executed.

Employees must also provide the Chief Compliance Officer (and the Chief Compliance Officer must provide the Managing Member) with the following:

     1) An INITIAL HOLDINGS report that must be current as of a date not more than 45 days' prior to becoming an Employee of Bennett Lawrence must be delivered to the Chief Compliance Officer no more 10 days after becoming an Employee of Bennett Lawrence. The report must list: a) the name, ticker symbol or CUSIP number, number of shares and principal amount of each Covered Security owned by an Affiliated Account at the time you first became an Employee; b) the name of any broker, dealer or bank with which each Affiliated Account maintained an account in which any securities were held; and c) the date the report was submitted. (See Exhibit 5)

     2) A QUARTERLY TRANSACTIONS report must be delivered to the Chief Compliance Officer no later than 30 days after the end of each calendar quarter detailing each transaction in a Covered Security in any Affiliated Account during the quarter. The report must list: a) the date, security name, ticker symbol or CUSIP number, interest rate and maturity (if applicable), number of shares, nature of transaction (i.e. purchase, sale, exchange, etc.), price and principal amount; b) name of the broker, dealer or bank with or through which the transaction was effected; and c) the date the report was submitted. You must also list with respect to any Affiliated Account you established in which any securities were held during the quarter: d) the name of the broker, dealer or bank where the account was established, e) the date the account was established; and f) the date the report was submitted. (See Exhibit 5) No additional


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          quarterly transaction report need be submitted if all the information in the report would duplicate information Bennett Lawrence is required to record under Rules 204-2(a)(12) or (13) under the Investment Advisers Act of 1940.

     3) An ANNUAL HOLDINGS report must be delivered to the Chief Compliance Officer no later than 30 days after July 31st each year. The report must list: a) the name, ticker symbol or CUSIP number, number of shares and principal amount of each Covered Security held in an Affiliated Account on July 31st; b) the name of any broker, dealer or bank with which an Affiliated Account in which any securities were held on July 31st is maintained; and c) the date the report was submitted. (See Exhibit 5)

Affiliated Accounts over which an Employee has no direct or indirect influence or control need not be included in the foregoing reports.

Based upon a review of such reports, statements, confirmations and other documents, the Chief Compliance Officer shall prepare a report of possible policy violations, which shall be submitted to the Managing Member.

3. RESTRICTING ACCESS TO MATERIAL NONPUBLIC INFORMATION

Information in your possession that you identify as material and nonpublic may not be communicated to anyone, including persons within Bennett Lawrence, except as permitted by Section IV, Item 1 above. In addition, care should be taken to secure such information against inadvertent disclosure. For example, files containing material nonpublic information should be locked and access to computer files containing material nonpublic information should be restricted.

4. RESOLVING ISSUES CONCERNING INSIDER TRADING

If, after consideration of the items set forth in Section IV, Item 1, doubt remains as to whether information is material or nonpublic, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, it must be discussed with the Managing Member or, in his absence, another Member of the Firm before trading or communicating the information to anyone.

5. CONFLICTS OF INTEREST

Investment personnel are prohibited from recommending, implementing or considering any securities transaction for a client without having disclosed any material beneficial ownership, business or personal relationship, or other material interest in the issuer or its affiliates, to the Chief Compliance Officer. If the Chief Compliance Officer deems the disclosed interest to present a conflict, the Employee may be asked not to participate in any analysis, evaluation or decision-making process regarding the securities of that issuer. Note. This requirement applies separately and independently from an Employee's obligation to submit reports regarding personal securities holdings and


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transactions.

Employees are also expected to disclose any personal investments or other interests in vendors or suppliers with respect to which the Employee negotiates or makes decisions on behalf of the Firm.

6. REPORTING VIOLATIONS

All Employees are required to promptly report any violation of this Code of Ethics they become aware of to the Chief Compliance Officer or, in the event the violation involves the Chief Compliance Officer to the Managing Member. The Firm expects employees who violate this Code of Ethics to report their own violations.

In order to encourage Employees to report violation, Bennett Lawrence permits its Employees to submit violation reports anonymously. In addition, Bennett Lawrence views any attempt at retaliation against an Employee who reports a violation a separate and serious violation of this Code of Ethics.

7. RECORDKEEPING

Copies of all of each of the following must be retained in accordance with SEC Rule 204-2:

          -    the Firm's codes of ethics,

          - records of violations of the code and actions taken as a result of the violations,

          -    copies of all written acknowledgments of receipt of the code,

          -    records of Employee personal trading,

          - records of the names of all Employees required to provide holdings and transaction reports and copies of those reports, and

          - records of decisions approving Employee purchases in IPOs and private placements.

Generally, such records must be retained for the standard retention period required for books and records under SEC Rule 204-2; however, codes of ethics must be kept for five years after the last date each was in effect and Employee acknowledgements of receipt of the code must be kept for five years after the individual ceases to be an Employee. The list of Employee names must include every person who was an Employee at any time within the past five years, even if some of the persons named are no longer Employees of the Firm.

8. ACKNOWLEDGEMENTS OF RECEIPT

     Every Employee must be furnished with a copy of this Code of Ethics ("Code"), the Firm's Advisers Act Compliance Manual ("Manual") and of every amendment to this Code and/or Manual. When this Code of Ethics and the Advisers Act Compliance Manual are first delivered to an Employee and every time any amendment to this Code and/or Manual are delivered to an


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

Employee, the Employee must furnish the Chief Compliance Officer with a written acknowledgement that he or she has received this Code, Manual or such amendments to the Code and/or Manual and has read an understands such documents.

     In addition, Bennett Lawrence requires each Employee to provide an annual written acknowledgement that the Employee has read, understands and agrees to abide by this Code of Ethics and the Firm's Advisers Act Compliance Manual and has complied with the requirements contained therein.

     The Firm's form of acknowledgement is available from the Chief Compliance Officer.


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